For Immediate Release	EXHIBIT 99.1

WSI Industries Reports Fiscal 2015 First Quarter Financial Results

December 18, 2014—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2015 first quarter ending November 30, 2014 of $10,098,000, versus the prior year amount of $10,199,000. Net income for the fiscal 2015 first quarter was $167,000 or $.06 per diluted share versus the prior year quarter of $345,000 or $.12 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented: “Our fiscal 2015 first quarter sales were down slightly from last year’s first quarter. We experienced a moderate increase in our energy business which was offset by declines in both our aerospace and defense businesses. Our gross margin was down year-over-year due primarily to product mix as well as some production inefficiencies.” Rashleger continued: “Based on our backlog and customer forecasts, we anticipate that sales will increase in the coming quarters, and we are actively ramping up our human resource recruiting efforts in order to meet our upcoming customer requirements. We are also continuing to expand our business development efforts with new customers and opportunities. Our search is focused primarily on the aerospace and automotive industries, although we also are considering other areas that support the diversification of our business portfolio. While our near term sales expectations are strong, we will continue our efforts to grow and diversify our business.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable January 20, 2015 to holders of record on January 6, 2015.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	First quarter ended
	November 30,	November 24,
	2014	2013
Net Sales	$10,098	$10,199
Cost of products sold	9,059	8,848
Gross margin	1,039	1,351

Selling and administrative expense	700	700
Interest and other income	(2)	(1)
Interest and other expense	88	113
Earnings from operations before income taxes	253	539
Income taxes	86	194
Net earnings	$167	$345

Basic earnings per share	$0.06	$0.12

Diluted earnings per share	$0.06	$0.12

Weighted average number of common shares outstanding	2,904	2,892

Weighted average number of dilutive common shares outstanding	2,961	2,950

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands
	November 30,	November 24,
	2014	2013
Assets:
Total Current Assets	$12,982	$11,099
Property, Plant, and Equipment, net	12,831	14,756
Intangible Assets, net	2,382	2,386
Total Assets	$28,195	$28,241

Liabilities and Shareholders' Equity:
Total current liabilities	$4,720	$4,587
Long-term debt	8,203	9,739
Deferred tax liabilities	2,060	1,516
Shareholders' equity	13,212	12,399
Total Liabilities and Shareholders' Equity	$28,195	$28,241

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
In thousands
	November 30,	November 24,
	2014	2013

Cash flows from operating activities (1)	$436	$1,453
Cash used in investing activities	(33)	(26)
Cash used in financing activities	(546)	(607)
Net increase (decrease) in cash and cash equivalents	(143)	820

Cash and cash equivalents at beginning of period	3,233	1,906

Cash and cash equivalents at end of period	$3,090	$2,726

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $619 and $809 at November 30, 2014 and November 24, 2013, respectively.